Filed Pursuant to Rule 433
Registration Statement No. 333-269823
Issuer Free Writing Prospectus dated March 9, 2023
Relating to Preliminary Prospectus dated March 7, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2023

Commission File Number: 001-36582

Altamira Therapeutics Ltd.

(Exact name of registrant as specified in its charter)

Clarendon House, 2 Church Street

Hamilton HM 11, Bermuda

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒     Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Yes ☐     No ☒

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Yes ☐     No ☒

This free writing prospectus relates to the public offering of common shares of Altamira Therapeutics Ltd. (the “Company”) and should be read together with the preliminary prospectus dated March 7, 2023 (the “Preliminary Prospectus”) that was included in Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-269823), which can be accessed through the following web link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1601936/000121390023018094/ea174703-f1a3_altamira.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting ThinkEquity LLC at (212) 895-9355.

FiveT Loan Amendment

On February 4, 2022, Altamira Therapeutics Ltd. (the “Company”) entered into a convertible loan agreement, as amended on January 26, 2023 (the “FiveT Loan”), with FiveT Investment Management Ltd., or FiveT IM, an affiliate of FiveT Capital Holding Ltd., or FiveT, pursuant to which FiveT IM agreed to loan to the Company CHF 5,000,000, which loan bears interest at the rate of 10% per annum. On March 9, 2023, the Company and FiveT IM entered into an amendment to the FiveT Loan (the “FiveT Loan Amendment”), which amendment extends the maturity date of the FiveT Loan to March 31, 2023.

INCORPORATION BY REFERENCE

This Report on Form 6-K, including the exhibits to this Report on Form 6-K, shall be deemed to be incorporated by reference into the registration statements on Form F-3 (Registration Numbers 333-228121, 333-249347, 333-261127 and 333-264298) and Form S-8 (Registration Numbers 333-232735 and 333-252141) of Altamira Therapeutics Ltd. (formerly Auris Medical Holding Ltd.) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altamira Therapeutics Ltd.

Date: March 9, 2023	By:	/s/ Thomas Meyer
		Name:	Thomas Meyer
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Amendment No. 2 to Convertible Loan Agreement, dated March 9, 2023, between Altamira Therapeutics Ltd. and FiveT Investment Management Ltd.

Exhibit 99.1

Amendment No. 2 to

Convertible Loan Agreement

March 9, 2023

FiveT Investment Management Ltd.

Suite 5B201, 2nd Floor, One Nexus Way

Camana Bay, Grand Cayman KY1-1108

Cayman Islands

Ladies and Gentlemen:

Reference is made to the Convertible Loan Agreement dated February 4, 2022, as amended on January 26, 2023 (the “Agreement”), between FiveT Investment Management Ltd. (the “Lender”) and Altamira Therapeutics Ltd. (the “AMTL”). The parties hereby agree that, effective as of the date hereof, the Agreement shall be amended as follows:

1.	Section 4 is amended and restated in its entirety as follows:

Subject to Sections 6 (Event of Default), 7 (Change of Control Transaction) and 8 (Conversion), the total outstanding principal amount under the Loan including all accrued and unpaid Interest thereon shall become due and payable in cash on March 31, 2023 (the Maturity Date).”

Except as expressly set forth herein, the Agreement remains in full force and effect. All of the amendments set forth herein shall be deemed to have been made simultaneously. This amendment shall be governed by, and construed in accordance with the substantive laws of Switzerland (to the exclusion of conflicts of laws principles and provisions). This amendment may be executed in counterparts, and delivery thereof may be made by facsimile or electronic transmission.

[Signature Page Follows.]

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

ALTAMIRA THERAPEUTICS Ltd.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chairman and CEO

ACCEPTED as of the date first above written:

FIVET INVESTMENT MANAGEMENT LTD.

By:	/s/ Benjamin Michael Kressler
Name:	Benjamin Michael Kressler
Title:	Authorized Person

[Signature Page to Amendment No. 2 to Convertible Loan Agreement]